Exhibit 10.1

SIXTEENTH AMENDMENT TO AMENDED AND
RESTATED CREDIT AGREEMENT

THIS SIXTEENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (“Sixteenth Amendment”) is made as of the 13th day of August, 2010, by and between CULP, INC., a North Carolina corporation (together with its successors and permitted assigns, the “Borrower”), and WELLS FARGO BANK, N.A. (successor by merger to Wachovia Bank, National Association), a national banking association, as Agent and as a Bank (together with its endorsees, successors and assigns, the “Bank”).

BACKGROUND

The Borrower and the Bank entered into an Amended and Restated Credit Agreement, dated as of August 23, 2002, as amended by Second Amendment to Amended and Restated Credit Agreement (the “Second Amendment”), dated as of June 3, 2003; by Third Amendment to Amended and Restated Credit Agreement (the “Third Amendment”), dated as of August 23, 2004; by Fourth Amendment to Amended and Restated Credit Agreement (“Fourth Amendment”), dated as of December 7, 2004; by Fifth Amendment to Amended and Restated Credit Agreement (“Fifth Amendment”) dated as of February 18, 2005; by Sixth Amendment to Amended and Restated Credit Agreement (“Sixth Amendment”), dated as of August 30, 2005; by Seventh Amendment to Amended and Restated Credit Agreement (“Seventh Amendment”), dated as of December 7, 2005; by Eighth Amendment to Amended and Restated Credit Agreement (“Eighth Amendment”), dated as of January 29, 2006; by Ninth Amendment to Amended and Restated Credit Agreement (“Ninth Amendment”), dated as of July 20, 2006; by Tenth Amendment to Amended and Restated Credit Agreement (“Tenth Amendment”), dated as of January 22, 2007; by Eleventh Amendment to Amended and Restated Credit Agreement (“Eleventh Amendment”), dated as of April 16, 2007; and by Twelfth Amendment to Amended and Restated Credit Agreement (“Twelfth Amendment”), dated as of December 27, 2007; by Thirteenth Amendment to Amended and Restated Credit Agreement (“Thirteenth Amendment”), dated as of November 3, 2008; Fourteenth Amendment to Amended and Restated Credit Agreement (“Fourteenth Amendment”) dated as of July 15, 2009; and Fifteenth Amendment to Amended and Restated Credit Agreement (“Fifteenth Amendment”) dated February 24, 2010 (it being acknowledged by the parties hereto that the proposed First Amendment to Amended and Restated Credit Agreement, which had been under discussion in March 2003, was never executed by the parties and is of no force or effect; otherwise, such agreement, as amended by the Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment, Seventh Amendment, Eighth Amendment, Ninth Amendment, Tenth Amendment, Eleventh Amendment, Twelfth Amendment, Thirteenth Amendment, Fourteenth Amendment, and Fifteenth Amendment, and as it may be further amended, restated, supplemented and/or modified, shall be referred to herein as the “Credit Agreement”).  Terms used herein and not herein defined shall have the meanings given to them in the Credit Agreement.

The Borrower has now requested additional amendments to the provisions of the Credit Agreement, which the Bank is willing to accommodate subject to the terms, provisions and conditions set forth in this Sixteenth Amendment.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank hereby agree as follows:

1.        Amendments to Credit Agreement.  The Credit Agreement is hereby amended as follows:

(a)       The following definitions in Section 1.01 are hereby amended and restated in their entireties to read as follows:

“Applicable Margin” shall be 2.00% until the first Rate Determination Date (hereinafter defined) after August 1, 2010, and as of and after such first Rate Determination Date after August 1, 2010 shall be determined based on the pricing grid set forth below and tied to the Consolidated Funded Debt to Consolidated EBITDA Ratio, determined as set forth in Section 5.30:

Price Level	Consolidated Funded Total Debt to Consolidated EBITDA Ratio	Applicable Margin
I	Less than 0.50 to 1.00	1.60%
II	Greater than or equal to 0.50 to 1.00 but less than 1.25 to 1.00	2.00%
III	Greater than or equal to 1.25 to 1.00 but less than 2.00 to 1.00	2.45%
IV	Greater than or equal to 2.00 to 1.00 but less than or equal to 2.50 to 1.00	2.85%

The Applicable Margin shall be determined effective as of the date (herein, the “Rate Determination Date”) which is 10 days after receipt by the Bank of the annual (in the case of the fourth fiscal quarter) and quarterly financial statements of the Borrower pursuant to the provisions of Section 5.01 for the fiscal quarter as of the end of which the foregoing ratio is being determined, based on such quarterly or annual financial statements, as the case may be, for the fiscal quarter then ended, and the Applicable Margin so determined shall remain effective from such Rate Determination Date until the date which is 10 days after receipt by the Bank of the financial statements for the next fiscal quarter (which latter date shall be a new Rate Determination Date); provided that if the Borrower shall have failed to deliver to the Bank the financial statements required to be delivered pursuant to the provisions of Section 5.01 with respect to the fiscal quarter most recently ended within the time period specified herein, then for the period beginning on the day which is 10 days after the required delivery date of such financial statements and ending on the earlier of (A) 10 days after the date on which the Borrower shall deliver to the Bank the financial statements to be delivered pursuant to the provisions of Section 5.01 with respect to such fiscal quarter or any subsequent fiscal quarter, or (B) 10 days after the date on which the Borrower shall deliver to the Bank annual financial statements required to be delivered pursuant to the provisions of Section 5.01 with respect to the fiscal year which includes such fiscal quarter or any subsequent fiscal year, the Applicable Margin shall be determined at Pricing Level IV set forth above.  Any change in the Applicable Margin as of any Rate Determination Date shall result in a corresponding change, effective on and as of such Rate Determination Date, in the interest rate applicable to the Loans outstanding on such Rate Determination Date.

“Termination Date” means whichever is applicable: (i) August 15, 2012, (ii) the date the Commitments are terminated pursuant to Section 6.01 following the occurrence of an Event of Default, or (iii) the date the Borrower terminates the Commitments entirely pursuant to Section 2.08.

(b)       The definition of “Existing Letters of Credit” set forth in Section 1.01 is hereby amended by deleting clause (iv), which was added to such definition by the Tenth Amendment, and by inserting in lieu thereof a new clause (iv) which shall read as follows:

“(iv) those additional letters of credit which have been issued by the Bank for the account of the Borrower prior to the date of this Sixteenth Amendment and which remain outstanding on the date of this Sixteenth Amendment.”

(c)       The requirement, as set forth in Section 2.02A(a)(i), that the maximum amount of New Letter of Credit Obligations not exceed $5,500,000.00 is hereby replaced by a requirement that the maximum amount of New Letter of Credit Obligations, when added to the then outstanding aggregate amount of Existing Letters of Credit, shall not exceed $3,000,000.00.

(d)       Section 5.29 is hereby amended and restated in its entirety to read as follows:

“Section 5.29.  Certain Financial Limits.  The Borrower shall not, at any time, permit:

(a)       Tangible Net Worth to be less than the sum of (a) $72,996,300.00, plus (b) an aggregate amount equal to 50% of its Consolidated Net Income (but, in each case, only if a positive number) for each completed fiscal quarter after the fiscal quarter ended May 2, 2010.

Terms used but not defined in this Section 5.29(a) shall have the definitions given such terms in the Omaha Note Purchase Agreement (but excluding for purposes of this Section 5.29(a) any future amendments thereto not made with the written consent of the Bank).

(b)       Capital expenditures of the Borrower and its Subsidiaries to exceed $10,000,000 in the aggregate during any fiscal year of the Borrower.”

(e)       A new Section 5.32 is hereby added to the Credit Agreement, which new section shall read as follows:

“Section 5.32.  Deposit Accounts.  Borrower shall maintain its primary deposit account(s) with Bank.”

2.        Further Assurances.  The Borrower will execute such confirmatory instruments, if any, with respect to the Credit Agreement and this Sixteenth Amendment as the Bank may reasonably request.

3.        Ratification by Borrower.  The Borrower ratifies and confirms all of its representations, warranties, covenants, liabilities and obligations under the Credit Agreement (except as expressly modified by this Sixteenth Amendment) and agrees that:  (i) except as expressly modified by this Sixteenth Amendment, the Credit Agreement continues in full force and effect as if set forth specifically herein; and (ii) the Borrower has no right of setoff, counterclaim or defense to payment of its obligations under the Credit Agreement.  The Borrower and the Bank agree that this Sixteenth Amendment shall not be construed as an agreement to extinguish the Borrower’s obligations under the Credit Agreement or the Notes and shall not constitute a novation as to the obligations of the Borrower under the Credit Agreement or the Notes.  The Bank hereby expressly reserves all rights and remedies it may have against all parties who may be or may hereafter become secondarily liable for the repayment of the obligations under the Credit Agreement or the Notes.

4.        Amendments.  This Sixteenth Amendment may not itself be amended, changed, modified, altered, or terminated without in each instance the prior written consent of the Bank.  This Sixteenth Amendment shall be construed in accordance with and governed by the laws of the State of North Carolina.

5.        Counterparts.  This Sixteenth Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

6.        Modification and Extension Fee.  The Borrower shall pay to the Bank on the date this Sixteenth Amendment is executed, an amendment and extension fee equal to $25,000.00, which fee, once paid, shall be fully earned and non-refundable.

7.        Bank’s Expenses.  In accordance with Section 9.03 of the Credit Agreement, Borrower hereby acknowledges and agrees to pay all reasonable out-of-pocket expenses incurred by the Bank in connection with the preparation of this Sixteenth Amendment, including without limitation reasonable attorneys’ fees.

[Signature Page Follows]

IN WITNESS WHEREOF, this Sixteenth Amendment has been duly executed under seal by Borrower and Bank as of the day and year first above written.

BORROWER:

CULP, INC.	(SEAL)

By: /s/ Kenneth R. Bowling
Name: Kenneth R. Bowling
Title: Vice President and Chief Financial Officer

BANK:

WELLS FARGO BANK, N.A. (successor by
merger to Wachovia Bank, National Association),
as Agent and as Bank	(SEAL)

By: /s/ Timothy Sechrest
Name: Timothy Sechrest
Title: Senior Vice President